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                                                                   EXHIBIT 10.29


                             DISTRIBUTION AGREEMENT:
            TNF-A: HUMAN, ORAL AND TOPICAL; OTHER SPECIES, ALL ROUTES


                  THIS AGREEMENT is made and effective this 17th day of September 1997, by and between AMARILLO BIOSCIENCES, INC., a Texas corporation with its principal place of business at 800 W. 9th, Amarillo, Texas 79101 (hereinafter "ABI") and HAYASHIBARA BIOCHEMICAL LABORATORIES, INC., with its principal place of business at 2-3, Shimoishii l-chome, Okayama 700, Japan (hereinafter "HBL") (ABI and HBL collectively referred to hereinafter as the "Parties").

                  WHEREAS, HBL desires to grant to ABI, and ABI desires to have, the exclusive right to distribute HBL's human tumor necrosis factor alpha (hereinafter, "HBL TNF-a") for oral and topical use in human species and use by all routes of administration in non-human species worldwide, except Japan;

                  NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, HBL and ABI agree as follows:

                  SECTION 1. RIGHT TO DISTRIBUTE. HBL hereby grants to ABI the exclusive right to distribute products containing HBL TNF-a for oral and topical use in human species and use by all routes of administration in non-human species worldwide, except Japan.

                  SECTION 2. CONSIDERATION. HBL shall receive a transfer fee from ABI in the amount of (US) five cents ($.05)


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per 200 Japanese Reference Unit ("JRU") 200 mg tablet or lozenge, or comparable tablet or lozenge, f.o.b. Okayama, Japan, which price shall include the TNF-a contained therein, maltose, other required ingredients, TNF-a assays, and techni- cal assistance. If HBL TNF-a is shipped in bulk, as may be requested by ABI, HBL shall receive, in lieu of the above, the amount of (US) one hundred fifty and no/100 dollars ($150.00) per two hundred thousand (200,000) JRU of HBL TNF-a, f.o.b. Okayama, Japan. If HBL TNF-a is formulated at ABI's request into tablets or lozenges by HBL in Japan, then in addition to the above transfer fee, HBL shall also be entitled to be reimbursed for incremental costs actually incurred by HBL with regard to tableting and packaging, including labor and materials. HBL shall also receive from ABI or its affiliate, a manufacturing and supply fee equal to eight percent (8%) of the Net Sales Value of HBL TNF-a-containing products sold by ABI for use in any species, worldwide. Net Sales Value for this purpose shall mean the amount of cash and/or other consideration actually received by ABI or its affiliates or sublicensees, with respect to the sale by ABI, its affiliates, or sublicensees of a HBL TNF-a-containing product after the product is diluted into packaged dose formulations or compositions designated or detailed and labeled for use in any species, including all packaging, instructional or other charges made to a purchaser, but less ABI's (or its


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affiliate's or sublicensee's) actual out-of-pocket costs related to packaging, labeling, and instructional materials, and less customary trade discounts or credits allowed for return of defective products. If products are sold in transactions which are not bona fide arms-length transactions, Net Sales Value for such sales shall be valued as equal to the commercial sale of similar products to unrelated third parties in similar quantities.

                  Payment of the manufacturing and supply fee of eight percent (8%) of Net Sales Value shall be made within forty-five (45) days following the end of each calendar quarter of each year for all products sold by or for ABI and its affiliates and/or its sublicensees during said calendar quarter, beginning with the calendar quarter in which products are first sold by ABI, its affiliates, or sublicensees. Such fee payment shall be accompanied by a statement certified by an officer of ABI or its affiliate or sublicensee, as appropriate, which provides sufficient information from which to calculate the amount of the payments due hereunder, including the total quantity and Net Sales Value of products sold for which a fee has accrued during the preceding calendar quarter, and the aggregate payment due. A statement shall also be submitted to HBL in the event that no sales of products are made.



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                  Payments shall be made in U.S. Dollars and remitted to the bank account designated by HBL. With respect to sales in countries outside the United States, fees shall accrue in the currency of the country in which the sales are made and shall be payable to HBL in U.S. Dollars at the official rate of exchange prevailing on the last day of the quarter during which the fee accrued.

                  In addition to the aforesaid fees, HBL shall receive fifty percent (50%) of any license fee, option fee, or other payment, except royalty or specific research or patent expense reimbursements, which ABI may receive for the sublicense of rights under this Agreement to the sale and/or use of HBL TNF-a (hereinafter, "50% fee"). The transfer fees payable to HBL for products delivered to ABI or sublicensees shall accrue on delivery and shall be payable to HBL within forty-five (45) days of the close of the calendar quarter in which the products are sold to ABI, its affiliate or sublicensee, and each calendar quarter thereafter. The 50% fee shall be payable to HBL within forty-five (45) days of the close of the calendar quarter in which ABI receives any payment from which such 50% fee should be calculated.

                  SECTION 3. RECORD KEEPING. ABI and its affiliates or sublicensees shall keep accurate records in sufficient detail to enable determination of the fees payable to HBL hereunder.



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                  SECTION 4. TERM. Unless sooner terminated as hereinafter
provided, this Agreement shall remain in effect for a period of ten (10) years from the date of this Agreement. After that initial term, the Agreement shall be automatically renewed for successive three (3) year terms unless one of the Parties gives written notice of termination to the other prior to commencement of the renewal term. Any termination pursuant to this paragraph shall not relieve HBL of any obligation to fill purchase orders placed with HBL prior to termination.

                  If ABI shall at any time during the initial term or any subsequent Renewal Term of this Agreement default in any obligation hereunder or fail to pay any payment due, and such default shall not be cured within sixty
(60) days after written notice from HBL to ABI specifying the nature of the default, HBL may terminate this Agreement, or may demand specific performance.

                  SECTION 5. CONFIDENTIALITY. Each Party agrees to maintain confidential and secret all information which may be disclosed or provided to it by the other Party and that the Parties may together subsequently acquire in relation to HBL TNF-a-containing products and which is designated in writing by clearly identifiable legend as being confidential or secret in character.


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                  Each Party's obligation to the other (to maintain
confidentiality) hereunder shall terminate with respect to any particular item and only said item of the disclosing Party's confidential information, when the recipient Party can demonstrate that such item of information:

                  (1) Is publicly known and available through some means other than by the recipient Party's act or omission; or

                  (2) Was in the recipient Party's possession prior to its disclosure by the other Party, provided that written evidence of such possession is established; or

                  (3) Has come into the recipient Party's possession through a third party free of any obligation of confidentiality to the disclosing Party, where said third party has acquired said information lawfully and not under circumstances forbidding its disclosure.

                  Neither Party will permit confidential or secret information or any part thereof to be disclosed to third parties or to employees except on a "need-to-know" basis and each will maintain confidential or secret information and/or documents with the same precautions it uses to safeguard its own confidential or secret information.

                  Each Party will notify the other promptly if it has knowledge that a third party possesses confidential or secret information of the other Party related to HBL TNF-a-containing products.


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               ABI shall have the right to use HBL's confidential or secret information to the extent reasonably necessary to accomplish the objectives of this Agreement, including specifically the right to disclose such information to its affiliates, actual and potential sublicensees, third party contract consultants and scientific investigators (from whom ABI shall secure Confidential Disclosure Agreements) and to regulatory agencies in support of applications for regulatory agency approval to make, test and/or sell HBL TNF-a-containing products.

                  SECTION 6. MISCELLANEOUS. (1) Force Majeure. The failure of HBL, ABI, or any of their affiliates or sublicensees to take any act required by this Agreement if occasioned by an act of God or the public enemy, fire, explosion, perils of the sea, floods, drought, war riot, sabotage, accident, embargo or any circumstance of like or different character beyond the reasonable control of the Party so failing or by the interruption or delay in transportation, inadequacy, or shortage or failure of the supply of materials and/or equipment, equipment breakdown, labor trouble or compliance with any order, direction, action or request of any governmental officer, department or agency and whether in any case such circumstance now exists or hereafter arises, shall not subject said Party to any liability to the other.





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                  (2) Arbitration. The parties hereto desire to avoid and settle without litigation future disputes which may arise between them relative to this Agreement. Accordingly, the parties agree to engage in good faith negotiations to resolve any such dispute. In the event they are unable to resolve any such dispute by negotiation, such dispute shall be submitted to arbitration as follows: If arbitration is initiated by HBL, it shall be held in the State of Texas, U.S.A. in compliance with the Commercial Arbitration Rules of the American Arbitration Association. If arbitration is initiated by ABI, it shall be held in Tokyo, Osaka, Japan in compliance with the Rules of the Japan Commercial Arbitration Association. The arbitration award shall be final and binding upon the parties hereto and may be filed with and enforced by any competent court having competent jurisdiction to enforce said award.

                  (3) Communication. Any payment, notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made or given on the date of sending if sent to such Party by certified or registered mail or by Federal Express or a similar overnight courier service, postage or delivery charge prepaid, or by telex or telefax addressed to it at its address set forth, or to such other address(es) as


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it may designate by written notice given to the other Party as follows:

                  In case of HBL:

                           Mr. Katsuaki Hayashibara
                           Director, Overseas Business Development
                           Hayashibara Company, Ltd.
                           2-3, Shimoishii l-chome
                           Okayama 700, Japan

                  In case of ABI:

                           Dr. Joe Cummins, President
                           Amarillo Biosciences, Inc.
                           800 W. 9th
                           Amarillo, Texas  79101

                  (4) Assignment. This Agreement shall not be assignable by HBL to any person or entity other than an HBL affiliate without the prior written consent of ABI, which consent shall not be unreasonably withheld. This Agreement shall not be assignable by ABI to any person or entity other than an ABI affiliate or a sublicensee without the prior written consent of HBL, which consent shall not be unreasonably withheld.

                  (5) Nature of Relationship. Nothing herein shall be construed to place the parties in a relationship of partners or joint venturers, nor does this Agreement make either party the agent or legal representative of the other for any purposes whatsoever. The parties further agree that no representation shall be made by either party that would create an apparent agency, employment, partnership or joint venture. Neither party shall have the power express or


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implied, to obligate or bind the other in any manner whatsoever.

                  (6) Governmental Approval. In the event HBL has to obtain the approval from appropriate governmental authorities of Japan to deliver HBL TNF-a or products containing HBL TNF-a to the country in where ABI, ABI's affiliates or sublicensees will use and/or market HBL TNF-a or products containing HBL TNF-a, HBL's obligation pertaining to the supply of the said materials to the said country shall be subject to the receipt by HBL of such written approval.

                  IN WITNESS WHEREOF, the Parties hereunto have caused this Distribution Agreement to be executed in duplicate by their duly authorized representatives as of the date first above written.

ABI:                                        HBL:
---                                         ---
AMARILLO BIOSCIENCES, INC.                  HAYASHIBARA BIOCHEMICAL
                                            LABORATORIES, INC.



By: /s/ JOSEPH M. CUMMINS                   By: /s/ KEN HAYASHIBARA
   -----------------------------------         --------------------------------
   Dr. Joseph M. Cummins                       Mr. Ken Hayashibara
   President                                   President








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